EXHIBIT 99.1

    Press Release Filed by Mobile Satellite Ventures LP on February 16, 2005


Contact:
Linda Gustus
Manager, Marketing & Communications
613.742.4168
lgustus@msvlp.com


For Immediate Release


         ATC PATENT WITH 125 CLAIMS ISSUES TO MOBILE SATELLITE VENTURES
               3rd Omnibus ATC Patent Issues to First ATC Licensee

RESTON, Va., - February 16, 2005 - Mobile Satellite Ventures (MSV) announced today that it has been awarded a 3rd patent, covering 125 claims. The grant of this patent, and allowance of all claims, extends MSV's issued patent portfolio to nearly 500 allowed claims. MSV's patents represent another important step in launching ancillary terrestrial component (ATC) technology.

 "MSV's dedicated teams of top engineers and tens of millions of dollars of investment in ATC have positioned MSV as the unparalleled leader in ATC technology development," said Alexander H. Good, vice chairman and chief executive officer. "We have been pursuing the ATC vision for MSS since 2000 and, with the FCC's most recent reaffirmation of our concept, we are uniquely positioned to make ATC a reality. MSV expects to be making additional announcements over the next several months on additional technology developments, including through strategic partnerships and portfolio acquisitions."

"Wireless Communications Systems and Methods Using Satellite-Linked Remote Terminal Interface Subsystems" (Patent No. 6,856,787) includes 125 claims. It discloses technology that allows ATC base stations to operate independently of conventional terrestrial routing of signals between base stations and switching centers. Having satellite back-up for ATC base stations greatly increases the likelihood that base stations will continue to operate during periods of natural and/or man-made disasters.

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"This patented technology allows for portable and modular base station architectures to be developed that can be deployed quickly, as needed, to reliably serve critical communications needs of first responders in a very spectrally efficient manner," says Dr. Peter D. Karabinis, vice president and chief technical officer at MSV.

According to Dr. Karabinis, there are more patents in the pipeline. Together with two other patents (6,684,057; and 6,785,543) issued to MSV on January 27, 2004 and August 31, 2004, respectively, MSV has over 55 additional patent applications filed. MSV continues to further build upon its strong foundation in the areas of ATC technology development and intellectual property, including through strategic intellectual property partnerships and acquisitions."

About Mobile Satellite Ventures

Mobile Satellite Ventures is developing the next generation hybrid wireless network for North America that will use a powerful satellite constellation working in unison with MSV's patented ancillary terrestrial component (ATC) technology to deliver seamless wireless services to end-users over standard wireless devices.

MSV is North America's premier provider of mobile satellite communications. Delivering service since 1996, MSV offers customers a wide choice of wireless data, voice, fax and dispatch radio services via its two MSAT satellites. MSV provides superior capacity and reliability for customers across North America, northern South America, Central America, the Caribbean, Hawaii and in coastal waters.

The MSV investor group includes Motient Communications (Pink Sheets: MNCP), SkyTerra Communications (OTC: SKYT), TMI Communications, Columbia Capital, and Spectrum Equity Investors.

MSV has offices in Reston, Va., and Ottawa, On. For more information, visit MSV online at www.msvlp.com.

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